Exhibit 10.1

THE GEO GROUP, INC.

SENIOR MANAGEMENT PERFORMANCE AWARD PLAN

AS AMENDED AND RESTATED ON APRIL 29, 2015

1.	PURPOSE

The purpose of this Plan is to attract, retain, and motivate designated key employees of the Company by providing performance-based cash awards. The Company believes such awards create a strong incentive for the key employees participating in the Plan to expend maximum effort for the growth and success of the Company. This Plan is effective for fiscal years of the Company commencing on or after January 1, 2016.

2.	DEFINITIONS

Unless the context otherwise requires, for purposes of this Plan, the terms below shall have the following meanings:

(a)	“Board” shall mean the Board of Directors of the Company.

(b)	“Code” shall mean the Internal Revenue Code of 1986, as amended and any successor thereto.

(c)	“Code Section 162(m) Exception” shall mean the exception for performance-based compensation under Section 162(m) of the Code or any successor section and the Treasury regulations promulgated thereunder.

(d)	“Code Section 409A” shall mean Section 409A of the Code, and its implementing regulations and guidance.

(e)	“Company” shall mean The GEO Group, Inc. and any successor by merger, consolidation or otherwise.

(f)	“Committee” shall mean the Compensation Committee of the Board or such other Committee of the Board that is appointed by the Board to administer this Plan; it is intended that all of the members of any such Committee shall satisfy the requirements to be outside directors, as defined under Code Section 162(m).

(g)	“Discretionary Adjustment” shall have the meaning set forth in Section 5.3.

(h)	“Net-Income-After-Tax” means net income of the Company, after all federal, state and local taxes. For purposes of determining Net-Income-After-Tax, extraordinary items and changes in accounting principles, as defined by United States generally accepted accounting principles, shall be disregarded. Extraordinary items shall include, but are not limited to, items of unusual and infrequent nature (i.e., loss incurred in the early extinguishment of debt). Changes in accounting principles shall include, but are not limited to, those that occur as a result of new pronouncements or requirements issued by accounting authorities including, but not limited to, the Securities Exchange Commission and the Financial Accounting Standards Board. To the extent compliant with the Code Section 162(m) Exception, non-recurring and unusual items not included or planned for in the Company’s annual budget may be excluded from Net-Income-After-Tax in the sole and absolute discretion of the Committee.

(i)	“Participant” shall mean an executive employee of the Company eligible to receive a Performance Award in accordance with this Plan. The executive employees of the Company eligible to participate in the Plan are listed in Section 4 hereof.

(j)	“Performance Award” shall mean the amount paid or payable under Section 5.2 hereof.

(k)	“Performance Goals” shall mean the objective performance goals, formulas and standards described in Section 5.1 hereof.

(l)	“Plan” shall mean this Senior Management Performance Award Plan of the Company.

(m)	“Plan Year” shall mean a fiscal year of the Company.

(n)	“Pro Rata” shall mean a portion of a Performance Award based on the number of days worked during a Plan Year as compared to the total number of days in the Plan Year.

(o)	“Revenue” shall mean gross revenues of the Company.

(p)	“Salary” shall mean the Participant’s base salary in effect on the earlier of (i) the last day of the Plan Year or (ii) December 31st of such Plan Year, not taking into account any deferrals of base salary that such Participant may make to a 401(k) plan, a Section 125 plan or any other deferred compensation plan; provided, however, that the term “Salary” shall not, in any event, with respect to any Participant, exceed $2,000.000.

(q)	“Target Performance Award” shall mean the targeted Performance Award, expressed as a percentage of Salary as set forth in Section 4 hereof.

3.	GOVERNANCE

The Plan shall be governed by the Committee. The Committee shall have the exclusive authority and responsibility to: (a) interpret the Plan; (b) determine amounts to be paid out under the Plan and the conditions for payment thereof; (c) certify attainment of Performance Goals and other material terms; (d) adjust Performance Awards as provided herein; (e) authorize the payment of all benefits and expenses of the Plan as they become payable under the Plan; (f) adopt, amend and rescind rules and regulations relating to the Plan; and (g) make all other determinations and take all other actions necessary or desirable for the Plan’s administration, including, without limitation, correcting any defect, supplying any omission or reconciling any inconsistency in this Plan in the manner and to the extent it shall deem necessary to carry this Plan into effect. Notwithstanding anything to the contrary, the Plan shall be administered on a day-to-day basis by the Chief Executive Officer and the Senior Vice President of Human Resources of the Company.

Decisions of the Committee shall be made by a majority of its members. All decisions of the Committee on any question concerning the interpretation and administration of the Plan shall be final, conclusive, and binding upon all parties. The Committee may rely on information and consider recommendations provided by the Board or the executive officers of the Company.

4.	ELIGIBLE PARTICIPANTS; TARGET PERFORMANCE AWARD

The eligible Participants and the Target Performance Awards for such Participants are as follows:

Positions	Target Performance Awards (% of Salary)
Chief Executive Officer	100%
Chief Financial Officer	50%
Sr. Vice Presidents	45%

5.	PERFORMANCE GOALS AND PERFORMANCE AWARDS

5.1	Performance Goals. The Performance Goals shall be the budgeted Revenue and Net-Income-After-Tax for the subject Plan Year, which shall be weighted as follows (collectively, the “Target Weighting of Revenue and Net-Income-After-Tax”):

Revenue	35%
Net-Income-After-Tax	65%

5.2	Performance Awards. Subject to compliance with Section 5.4 herein, each Participant shall be eligible to receive a Performance Award based on the Company’s financial performance for Revenue and Net-Income-After-Tax during the Plan Year.

Participants’ Annual Performance Awards will be calculated by applying the following percentage adjustment methodology separately to the respective Target Weighting of Revenue and Net-Income-After-Tax results in accordance with the following chart:

Percentage of Budgeted Fiscal Year Targets Achieved for Revenue and for Net-Income-After-Tax	Percentage by which the Target Weighting of Revenue and Net-Income-After-Tax is Reduced/Increased
Less than 80%	No Performance Award

80% - 100%	2.5 times the percentage (negative) difference between the actual achieved percentages of budgeted Revenue and Net-Income-After-Tax targets and 100% of the Revenue and Net-Income-After-Tax targets

100%	No Adjustment to Target Weighting

101% - 120%

(Amounts over 120% shall not be considered for purposes of this calculation)

2.5 times the percentage (positive) difference between the actual achieved percentages of budgeted Revenue (up to 120%) and Net-Income-After-Tax targets and 100% of the Revenue and Net-Income-After-Tax targets

Example A — Budget Performance (100% Target Payout)

Performance Goals	Budget	Actual	Percentage Difference between Actual and Budget	Factor	Percentage Adjustment to Target Weighting	Target Weighting	Actual Weighting
Revenue	$100.00	$100.00	0%	n/a	0%	35%	35%
Net Income	$10.00	$10.00	0%	n/a	0%	65%	65%

Total percentage applied to individual target performance awards							100%

Example B — 105% Target Payout

Performance Goals	Budget	Actual	Percentage Difference between Actual and Budget	Factor	Percentage Adjustment to Target Weighting	Target Weighting	Actual Weighting
Revenue	$100.00	$102.00	+2%	2.5	+5%	35%	36.75%
Net Income	$10.00	$10.20	+2%	2.5	+5%	65%	68.25%

Total percentage applied to individual target performance awards							105%

Example C — 95% Target Payout

Performance Goals	Budget	Actual	Percentage Difference between Actual and Budget	Factor	Percentage Adjustment to Target Weighting	Target Weighting	Actual Weighting
Revenue	$100.00	$98.00	-2%	2.5	-5%	35%	33.25%
Net Income	$10.00	$9.80	-2%	2.5	-5%	65%	61.75%

Total percentage applied to individual target performance awards							95%

Example D — 98.5% Target Payout

Performance Goals	Budget	Actual	Percentage Difference between Actual and Budget	Factor	Percentage Adjustment to Target Weighting	Target Weighting	Actual Weighting
Revenue	$100.00	$102.00	+2%	2.5	+5%	35%	36.75%
Net Income	$10.00	$9.80	-2%	2.5	-5%	65%	61.75%

Total percentage applied to individual target performance awards							98.5%

Following final calculations of the Company’s financial performance during the relevant Plan Year, data shall be presented to the Chief Executive Officer which shall set forth the Participants’ Performance Awards calculated in accordance with the Plan. The Chief Executive Officer shall review the data for all Participants, apply any Discretionary Adjustments applicable pursuant to Section 5.3, and then prepare final recommendations for the Committee.

5.3	Discretionary Adjustment. For Participants other than the Chief Executive Officer, the Chief Executive Officer may recommend a discretionary increase (the “Discretionary Adjustment”) to a Participant’s Performance Award of up to 50% of the Participant’s Target Performance Award calculated in accordance with the provisions of Sections 5.1 and 5.2, subject to review and approval by the Committee. The Chief Executive Officer shall not be eligible to receive a discretionary Performance Award adjustment pursuant to this Section 5.3.

5.4	Form and Timing of Payment; Committee Certification. The Performance Awards will be paid in cash to the Participants who are to receive such payments as soon as practicable after the award amounts are approved and certified in writing by the Committee; provided, however, that the Performance Awards shall be paid no later than March 15th following the end of the Plan Year to which such Performance Awards relate.

6.	CHANGE IN STATUS

In the event that a Participant remains employed with the Company but is no longer eligible to receive a Performance Award during the Plan Year, whether due to a promotion, demotion or lateral move, the Participant shall be entitled to a Pro Rata portion of the Performance Award for which he/she was eligible under this Plan, subject to the terms of Section 5.4, based upon the length of time the Participant served in the eligible position, in which case such Performance Award (a) shall be determined after the end of the Plan Year during which the change in eligibility status occurs based solely on the actual results of the Company for such full Plan Year, and (b) shall not exceed a Pro Rata portion of the actual Performance Award which the Participant would otherwise have been eligible to receive under this Plan with respect to the Plan Year in which the change in eligibility status occurs had the Participant remained eligible to receive a Performance Award for the full Plan Year.

7.	TERMINATION OF EMPLOYMENT. Notwithstanding anything herein to the contrary, subject to Sections 5.4 and 14 of this Plan, the provisions of this Section 7 shall apply in the event of the termination of employment of a Participant.

7.1	Termination by the Company for Cause. In the event that a Participant’s employment is terminated by the Company for Cause (as such term is defined under such Participant’s employment agreement with the Company), any Performance Award for the Plan Year in which the termination occurs will be automatically forfeited by the Participant.

7.2	Resignation or Voluntary Termination by the Participant Other Than for Good Reason. In the event that a Participant resigns or otherwise voluntarily terminates employment with the Company for any reason (other than by reason of retirement from the Company in accordance with Company policy and/or any agreement between the Company and the Participant, which is addressed in paragraph 7.4 below, or as a result of the Chief Executive Officer or Chief Financial Officer terminating his/her employment for Good Reason (as such term is defined in their employment agreements with the Company)), any Performance Award for the Plan Year in which the termination occurs will be automatically forfeited by the Participant unless the Chief Executive Officer, in his sole and absolute discretion, decides to grant a Performance Award for such Plan Year to such Participant, in which case such Performance Award (a) shall be determined after the end of the Plan Year during which the termination occurs based solely on the actual results of the Company for such full Plan Year, and (b) shall not exceed a Pro Rata portion of the actual Performance Award which the Participant would otherwise have been eligible to receive under this Plan with respect to the Plan Year in which the termination occurs had the Participant remained employed with the Company for the full Plan Year.

7.3

Termination by the Company without Cause, by the Participant for Good reason, or as a Result of the Death or Disability of the Participant. In the event that a Participant’s employment is terminated (a) by the Company without Cause (as such term is defined under such Participant’s employment agreement with the Company), (b) by the Participant, but only in the case of the Chief Executive Officer or Chief Financial Officer, for Good Reason (as such term is defined in their employment agreements with the Company)), or (c) as a result of the death or disability (as such term is defined under such Participant’s employment agreement with the Company) of the Participant, then such Participant (or such Participant’s estate, as applicable), shall be entitled to receive a Pro Rata portion of the actual Performance Award which the Participant would otherwise have been eligible to receive under this Plan with respect to the Plan Year in which the termination occurs had the Participant remained employed with the Company for the full Plan Year; provided, however, that such Performance Award shall not be determined until after the end of the Plan Year during which the termination occurs and shall be based solely on the actual results of the Company for such full Plan Year.

7.4	Termination as a Result of the Retirement of the Participant. In the event that a Participant’s employment is terminated as a result of the retirement of the Participant in accordance with Company policy on a date following the 90th day of then current Company fiscal year, the Participant shall be entitled to receive a Pro Rata portion of the actual Performance Award which the Participant would otherwise have been eligible to receive under this Plan with respect to the Plan Year in which the termination occurs had the Participant remained employed with the Company for the full Plan Year; provided, however, that such Performance Award shall not be determined until after the end of the Plan Year during which the termination occurs and shall be based solely on the actual the results of the Company for such full Plan Year. No Performance Award or Pro Rata portion thereof shall be due or payable to a Participant whose employment is terminated as a result of a retirement that is effective prior to the 90th day of the then current Company fiscal year.

8.	NON-ASSIGNABILITY

No Performance Award under this Plan or payment thereof, nor any right or benefit under this Plan, shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, garnishment, execution or levy of any kind or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber and to the extent permitted by applicable law, charge, garnish, execute upon or levy upon the same shall be void and shall not be recognized or given effect by the Company.

9.	NO RIGHT TO EMPLOYMENT

Nothing in the Plan or in any notice of award pursuant to the Plan shall confer upon any person the right to continue in the employment of the Company or one of its subsidiaries or affiliates nor affect the right of the Company or any of its subsidiaries or affiliates to terminate the employment of any Participant.

10.	AMENDMENT OR TERMINATION

The Board reserves the right, in its sole discretion, to amend, modify, suspend, discontinue, or terminate the Plan or to adopt a new plan in place of this Plan at any time; provided, however, that:

i.	no such amendment shall, without the prior approval of the stockholders of the Company in accordance with applicable law to the extent required under Code Section 162(m),

•	alter the Performance Goals as set forth in Section 5.1;

•	increase the maximum amounts set forth in Section 5.2 and Section 5.3;

•	change the class of eligible employees or the Target Performance Awards (% of Salary) set forth in Section 4; or

•	implement any change to a provision of the Plan requiring stockholder approval in order for the Plan to continue to comply with the requirements of the Code Section 162(m) Exception;

ii.	no amendment, suspension, or termination shall, without the consent of the Participant, alter or impair a Participant’s right to receive payment of a Performance Award for a Plan Year otherwise payable hereunder; and

iii.	in the event of any conflict between the terms of this Plan and the terms of any employment, compensation or similar agreement between the Company and a Participant, the terms of the employment, compensation or similar agreement between the Company and the Participant shall prevail.

11.	SEVERABILITY

In the event that any one or more of the provisions contained in the Plan shall, for any reason, be held to be invalid, illegal or unenforceable, in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of the Plan and the Plan shall be construed as if such invalid, illegal or unenforceable provisions had never been contained therein.

12.	WITHHOLDING

The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state, or local income or other taxes incurred by reason of payments pursuant to the Plan.

13.	GOVERNING LAW

This Plan and any amendments thereto shall be construed, administered, and governed in all respects in accordance with the laws of the State of Florida (regardless of the law that might otherwise govern under applicable principles of conflict of laws).

14.	REGULATORY PROVISIONS

This Plan is not intended to provide for deferral of compensation for purposes of Code Section 409A, by means of complying with Section 1.409A-1(b)(4) of the final Treasury regulations issued under Code Section 409A. The provisions of this Plan shall be interpreted in a manner that satisfies the requirements of Section 1.409A-1(b)(4) of the final Treasury regulations issued under Code Section 409A and the Plan shall be operated accordingly. If any provision of this Plan or any term or condition of any Performance Award would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict.

In the event that following the application of the immediately preceding paragraph, any Performance Award is subject to Code Section 409A, the provisions of Code Section 409A are hereby incorporated herein by reference to the extent necessary for any Performance Award that is subject to Code Section 409A to comply therewith. In such event, the provisions of this Plan shall be interpreted in a manner that satisfies the requirements of Code Section 409A and the Plan shall be operated accordingly. If any provision of this Plan or any term or condition of any Performance Award would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict.

Notwithstanding any other provision of this Plan, if a Participant is not employed by the Company on the last day of the Plan Year to which a Performance Award relates, the maximum Performance Award payable to such Participant shall not exceed the “Pro-Rata Performance Award.” For this purpose, the term “Pro-Rata Performance Award” shall mean the Performance Award, if any, that would have been payable by the Company to such Participant for the Plan Year if and to the extent that the performance goals for such Plan Year have been met, if the Participant had been employed by the Company throughout the entire Plan Year, multiplied by a fraction, the numerator of which shall be the number of days from the first day of the Plan Year through and including the date of termination of employment and the denominator of which shall be the total number of days in the Plan Year.

15.	REGULATORY PROVISIONS

A Performance Award (or any part thereof) may be forfeited and the Executive may be required to repay the Company such Performance Award (or any part thereof) upon such terms and conditions as may be determined by the Board in accordance with The GEO Group, Inc. Executive Adjustment and Recapture of Incentive Compensation Policy, as may be amended from time to time, or any successor policy or otherwise.